EXHIBIT 99.3

FREESCALE SEMICONDUCTOR, INC.

OFFER TO EXCHANGE

$487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020, which have been registered under the Securities Act of 1933, for any and all outstanding 10.75% Senior Notes due 2020

                    , 2011

To our Clients:

Enclosed for your consideration are a Prospectus, dated                     , 2011 (as the same may be amended or supplemented from time to time, the “Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) by Freescale Semiconductor, Inc., a Delaware corporation (the “Company”) and certain parent and subsidiary guarantors of the Company (the “Guarantors”), to exchange (the “Exchange Offer”) up to $487,500,000 aggregate principal amount of 10.75% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as guaranteed by the Guarantors (the “Exchange Notes”), for any and all of its outstanding 10.75% Senior Notes due 2020 guaranteed by the Guarantors (the “Outstanding Notes”) in integral multiples of $1,000 upon the terms and subject to the conditions of the enclosed Prospectus and the enclosed Letter of Transmittal. The unexchanged principal amount of each Outstanding Note must be at least equal to $2,000. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus and the related Letter of Transmittal. The Outstanding Notes are unconditionally guaranteed (the “Old Guarantees”) by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Old Guarantees. The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

This material is being forwarded to you as the beneficial owner of the Outstanding Notes held by us for your account but not registered in your name. A tender of such Outstanding Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Outstanding Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus. You may only tender your Outstanding Notes by book-entry transfer of the Outstanding Notes into the exchange agent’s account at The Depository Trust Company.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2011 unless extended by the Company. Any Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the prospectus) at any time before the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Outstanding Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Outstanding Notes from the holder to the Company will be paid by Company.

4.	The Exchange Offer expires at 5:00 p.m., New York City time, on , 2011 unless extended by Company.

If you wish to have us tender your Outstanding Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by the Company with respect to the Outstanding Notes.

This will instruct you to tender the Outstanding Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus.

Please tender the Outstanding Notes held by you for my account as indicated below:

☐	Please tender the Outstanding Notes held by you for my account as indicated below:

AGGREGATE PRINCIPAL AMOUNT AT

MATURITY OF OUTSTANDING NOTES

10.75%	Senior Notes due 2020: $

☐	Please do not tender any Outstanding Notes held by you for my account.

Dated:                      , 2011

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

None of the Outstanding Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Outstanding Notes held by us for your account.

Very truly yours,

FREESCALE SEMICONDUCTOR, INC.

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